Exhibit 4.18

English Translation

New Enrollment System Development Service Agreement

Party A: Beijing Decision Education & Consulting Co., Ltd.

Party B: [Name of a school or subsidiary of New Oriental China]

(1)	WHEREAS, Party A, a wholly owned foreign enterprise duly organized and existing under PRC laws, owns considerable technical capability and abundant business experience in software development and hardware services; and

(2)	WHEREAS, Party B, an independent private-funded school in China engaged in providing language training and relevant courses to the public, needs Party A to provide it the development and daily system maintenance services of the new enrollment system.

NOW, THEREFORE, through friendly negotiation and on the principle of equality and mutual benefit, in relation to the development and daily system maintenance services of new enrollment system provided by Party A to Party B and the payments by Party B for using new enrollment system under this Agreement, Parties hereby agree as follows.

1.	General Rules

1.1	Definition of “Enrollment System”: The enrollment system refers to the new enrollment system software designed and developed by professional staff organized by Party A after the acceptance of Party B’s commission and according to its requirements under the terms provided in this Agreement, and used legally by Party B. (“System” thereafter)

1.2	Responsibility of the System development: under the premise of profound acquaintance to the business procedure of Party B, Party A shall organize professional staff to develop the software system in accordance with the business and function requirements of Party B. Without written consent of Party B, Party A shall not assign the system development responsibility to any third party, in whole or in part.

1.3	System development cycle: upon the effectiveness of this Agreement, Party A shall fully complete the design and compilation plan of the entire system, obtain Party B’s confirmation, and execute the plan confirmation letter no later than [date]; Party A shall fully finish the installation and adjustment, accept the checking and acceptance of Party B or the institution appointed by Party B no later than [date]. Party A shall assume unconditionally amendment, upgrading or versioning obligations for System function defects, security defects and interface defects, if such defects still exist after the checking and acceptance.

1.4	Maintenance and training of the System: Party A provides maintenance services for the system’s malfunctions in the using process by Party B; Party A assumes the training of Party B’s stuff of system installation, using, daily maintenance and malfunction checking.

1.5	Ownership of the System: system is developed and accomplished by Party A, and both Parties possess user rights to the system jointly.

1.6	System expenses: Party B shall pay Party A Fees for System development and follow-on technical services and upgrading according to this Agreement.

2.	System Function

2.1	Under the promise of profound understanding between Parties, Party B is responsible for specifying requirements, and Party A is responsible for realizing system functions.

2.2	Final confirmation of the System functions shall be determined by the requirement research report, system design report (design plan), etc., acknowledged by Party B in writing. The research and requirement collection conducted by Party A upon Party B and the documents produced therewith constitute the annex of this Agreement, having legal effect together with this Agreement.

2.3	Basic functions of the System include, but are not limited to, registration management, cash flow-in management, students information management, teachers’ reward management, classroom resource management, data searching, data analysis, decision makings, internet based registration and cash flow-in management, refund and cash flow-out management, data security, operating interface design, data back-up, etc.

2.4	After checked, accepted and used normally by Party B, Party A can upgrade or expand the system under Party B’s commission for the purpose of the expansion or alteration of the System functional requirements as a result of the business expansion and change of Party B.

3.	System Defect

3.1	In the event that there are functional defects or operation interface defects in part after the checking and acceptance process, Party B shall inform Party A in writing. Party A shall respond within 24 hours after receiving the notice, and remove the impediments unconditionally through methods of amending program, upgrading or versioning in the time period confirmed by both Parties. The expenses thus arising out of shall be assumed by Party A, and Party A will be responsible for the loss of Party B.

3.2	In the event that the data security defects still exist after the checking and acceptance process, responsibility shall be assumed according to Article 7 of this Agreement “Responsibility on Data Security.”

4.	System Maintenance and Staff Training

4.1	In the course of normal use of the system by Party B, Party A shall resolve the system malfunctions other than the ones provided for in Article 3 of this Agreement within 12 hours after receiving the notice.

4.2	Within 7 days after passing the checking and acceptance, Party B shall begin the training of at least one of Party B employees on system’s installation, usage, daily maintenance and malfunction examination. Party B shall provide at least one employee to attend the training in the relevant period.

4.3	After the System’s amendment, upgrading and versioning, Parties must conduct training as provided for in Article 4.2.

5.	Intellectual Property and Source Code

5.1	Party A possesses all the intellectual property of System and the right of authorship in the system.

5.2	Party A possesses all the source codes of the System.

6.	System’s Checking and Acceptance

6.1	System shall be delivered to Party B from Party A for checking and acceptance no later than [date]. In the event that Party A delays in deliverance, it shall pay 1% of the total amount of the subject matter of this Agreement to Party B for each day overdue. In the event that the number of days overdue exceeds 30 days, Party B has right to refuse to check and accept.

6.2	System’s checking and acceptance can be conducted by either Party B or institutions appointed by Party B.

6.3	Party B shall dispatch personnel to do checking and acceptance within 7 days after deliverance by Party A. The system will be deemed to have been checked and accepted by Party B if Party B does not perform checking and acceptance after 7 days.

6.4	If the checking and acceptance is delayed or fails to pass due to the reasons provided for in Article 6.1 of this Agreement, Party B can terminate this Agreement. Party A shall refund prepaid payments, if any, to Party B, and compensate Party B for its losses.

7.	Responsibility on Data Security

7.1	Party A shall maintain warranty with the system data security of Party B in the course of the designing and development of System. Responsibility for System data security includes, but is not limited to: preventing illegal entry, preventing destruction of system caused by computer virus, data recovery and back-up, etc.

7.2	The damages caused as a result of using third party software or hardware by Party A in the design plan of data security of System shall not constitute exculpatory reasons for Party A.

7.3	In the event that data security defects are found after the checking and acceptance process and such defects result in loss of Party B, Party A shall remove the impediments unconditionally within 24 hours after receiving the notice, recover the data and amend, upgrade or revise the data security system. Party B reserves the right to require Party A to compensate for all the losses.

8.	Payment

8.1	Parties agree that Party B shall pay fees for using the System to Party A in accordance with the revenues and profits generated by such System.

8.2	Parties agree that the fee for using the System under this Agreement after its acceptance by Party B is [ ]Yuan/per student per time. Party A has the right to adjust the fee of using the System upon written notice to Party B at any time for any reason. Party B shall accept the adjusted fee in accordance with Party A’s written notice.

8.3	Unless otherwise notified by Party A to Party B, the fees of using the System under this Agreement should be paid monthly, deposited by Party B to the bank account designated by Party A, and Party A should issue legal invoice to Party B.

8.4	Taxes and expenses arising out of the execution and implementation of this Agreement shall be borne by Parties respectively according to law.

9.	Liability of Breach of Contract

9.1	In the event that Party B assigns the right of using the registration system under this Agreement to a third party without consent of Party A, Party A has the right to request Party B to stop this infringement and eliminate any impacts. Party B shall compensate Party A in the amount equal to twice of the profit of Party B gained as a result of the infringement and Party A reserves its right to sue Party B.

9.2	In the event that Party A breaches above provisions and causes losses and damages to Party B’s teaching business, Party A shall compensate Party B in the amount equal to twice of the loss sustained by Party B.

9.3	In the event that Party B fails to pay to Party A the usage fees for the registration system under this Agreement, it shall pay 0.05% of the overdue payment amount to Party A for each day overdue. In the event that the number of days overdue exceeds 30 days, Party A has the right to terminate this Agreement.

10.	Term and Termination

10.1	Term of this Agreement will be [period], commencing from the date of effectiveness of this Agreement. Upon the expiration, this Agreement may be renewed for five years by the agreement of both Parties, and the times of renewal shall be unlimited.

10.2	Any Party will be deemed to have breached the Agreement if it fails to perform any obligations hereinto; the non-breaching Party is entitled to issue written notice to terminate this Agreement to the breaching Party if the breaching Party has not taken any measures to cure or remedy the breach within 60 business days of the written notice to cure such breaches issued by the non-breaching Party. The non-breaching Party can terminate this Agreement at any time thereafter. If the breach is cured by the breaching Party within 60 business days of the written, this Agreement will continue to be effective.

11.	Dispute Resolution

11.1	The Parties shall use their best efforts in good faith to amicably settle any disputes or differences arising out of this Agreement. If an attempt to settle has failed, any Party can submit the disputes to Beijing Arbitration Commission for arbitration in Beijing in accordance with its rules of arbitration in effect. The arbitral award shall be final and binding upon both Parties.

11.2	“Dispute” in this clause means the dispute to the formation, time of formation, explanation of the content, performance, breach responsibility, and amendment, assignment, release and termination of this Agreement.

12.	Miscellaneous

12.1	This Agreement shall become effective upon the date of execution by both Parties. Parties may negotiate and enter supplementary contracts on matters not agreed upon herein. Supplementary contracts have equal effect as this Agreement.

12.2	Any provision of this Agreement will be deemed as severable in the jurisdiction where it conflicts with the laws in such jurisdiction. The enforceability and binding effect of such provision should not be affected in other jurisdictions.

12.3	This Agreement together with the documents referred to herein is the sole contract achieved by Parties for the subject of this Agreement. Except for the ones listed in this Agreement, the Parties will not be bound by other conditions, provisions, warranties or representations,

12.4	Amendments to this Agreement shall be valid only when made in writing and signed by both parties or their legal representatives with seal, and such amendments shall have the same effect as this Agreement.

12.5	The execution, validity, construction, performance, amendment, termination and dispute resolution of this Agreement will be governed by the laws of PRC.

12.6	Party B shall not assign this Agreement, in part or in whole, without the prior written approval of Party A.

12.7	The failure to require performance fully and timely of any provision shall not affect a party’s rights to require performance of such provision or other provisions of this Agreement at any time thereafter.

12.8	If a Force Majeure Event affects the performance of this Agreement, the Party affected by the Force Majeure Event shall immediately notify the other Party by means of telegraph, fax or other electronic forms, and shall furnish within fifteen (15) days thereafter sufficient evidence in writing of the occurrence of the Force Majeure Event. According to the Force Majeure’s impact on the performance of this Agreement, the Parties determine whether to release this Agreement, exempt the performance responsibility in part, or delay the performance.

12.9	Unless otherwise provided under this Agreement, “day” means calendar day, “business day” means the normal business day of Chinese commercial banks.

12.10	The annexes of this Agreement shall be considered as an integral part of this Agreement, and have the same effect.

12.11	This Agreement is executed in 4 originals and each Party holds two originals. Each Party has caused this Agreement to be executed by its duly authorized representative on the date of [date]:

Party A: Beijing Decision Education & Consulting Co., Ltd.

Authorized representative (signature):	/s/ authorized signature or seal

Party B: [Name of a school or subsidiary of New Oriental China]

Authorized representative (signature):	/s/ authorized signature or seal

English Translation

Schedule of Material Differences

One or more schools or subsidiaries of New Oriental China entered into new enrollment system development service agreement using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

Party B	Date of Effectiveness	Fee (per / enrollment)	Renewal

Guangzhou Haizhu District Privately-Funded New Oriental Training School	4/25/2005	RMB15 / enrollment	Note -1

Tianjin New Oriental Training School	10/31/2005	RMB30 / enrollment	Note -2

Xi’an Yanta District New Oriental School	10/31/2006	RMB30 / enrollment	Note -1

Nanjing Gulou New Oriental Advanced Study School	10/31/2005	RMB30 / enrollment	Note -2

Shenzhen New Oriental Training School	10/31/2005	RMB30 / enrollment	Note -2

Chongqing New Oriental Training School	10/31/2006	RMB30 / enrollment	Note -2

Chengdu New Oriental School	11/25/2005	RMB30 / enrollment	Note -2

Party B	Date of Effectiveness	Fee (per / enrollment)	Renewal

Changsha Furong District New Oriental Training School	10/31/2005	RMB30 / enrollment	Note -2

Taiyuan New Oriental Training School	8/25/2005	RMB30 / enrollment	Note -1

Changchun New Oriental Training School	10/31/2005	RMB30 / enrollment	Note -2

Suzhou New Oriental School	5/1/2006	RMB30 / enrollment	Note -2

Kunming Xishan New Oriental School	10/31/2006	RMB30 / enrollment	Note -2

Party B	Date of Effectiveness	Fee (per / enrollment)	Renewal

Lanzhou Chengguan District New Oriental School	3/1/2008	RMB30 / enrollment	Note -2

Xiamen Siming District New Oriental Education Training School	10/31/2009	RMB30 / enrollment	Note -2

Note -1	10.1 Upon the expiration, this Agreement can be extended as agreed upon by both Parties.

Note -2	10.1 Upon the expiration, the term may be renewed for another five years upon agreement of both Parties, and the times of renewal shall be unlimited.

English Translation

New Enrollment System Development Service Agreement

Party A: [Name of a subsidiary of New Oriental China]

Party B: Beijing Decision Education & Consulting Co. Ltd.

(1)	WHEREAS, Party A, a private school in China engaged in providing language training and relevant courses, needs Party B to provide it the research and development technical service of New Enrollment System; and

(2)	WHEREAS, Party B, a wholly foreign owned enterprise duly organized and existing under PRC law, owns considerable ability in software development and technical service, and possesses experience of the business associated therewith.

NOW, THEREFORE, through friendly negotiation and on the principle of equality and mutual benefit, to the research and development technical service of New Enrollment System provided by Party B to Party A and the payments made by Party A for using New Enrollment System under this Agreement, Parties hereby agree as follows.

1.	General Rules

1.1	“New Enrollment System” means the New Enrollment System researched and developed on the basis of “Decision New Enrollment System Software V3.0” by Party B according to Party A’s requirements, and used legally by Party A within the agreed scope (the “System”).

1.2	Responsibility of system development: under the premise of acquaintance to the business procedure of Party A, Party B shall organize professional staff to develop the System in accordance with the business and function demands of Party A. Without written consent of Party A, Party B shall not assign the System development responsibility to any third party, in whole or in part.

1.3	System development term: upon the effectiveness of this Agreement, Party B shall fully complete the design and compilation of the System no later than [date]. Party B shall assume unconditional obligations of amendment, upgrading or correction obligations in system functional defect, security defect and interface defect, if such defect still exists after the checking and acceptance.

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English Translation

1.4	Maintenance of the System and training: Party B shall be responsible for providing training to Party A’s staff on the installation, use, daily maintenance and malfunction check of the System. Party B shall provide maintenance service to deal with the System’s malfunctions in the using process by Party A.

1.5	Technical service fees: means the sum of fees to be paid by Party A to Party B pursuant to Article 8.2 of this Agreement for the use of the System and the subsequent technical support and system upgrading services.

2.	System Function

2.1	Under the premise of profound consultation between Party A and Party B, Party A is responsible for communicating its demands to Party B, and Party B is responsible for realizing system functions.

2.2	Final confirmation of system function shall be set forth in the written documents attached to this Agreement as an annex, which has legal effect together with this Agreement.

2.3	After the System has been checked, accepted and used normally by Party A, Party B may upgrade or expand the System under Party A’s commission for business expansion and alternation of Party A.

3.	System Defect

3.1	If there is any functional defect or operation interface defect in part after the System has been checked and accepted by Party A, Party A shall inform Party B in writing. Party B shall respond within 12 hours after accepting the notice, and eliminate the impediment unconditionally through amending, upgrading or correcting the program within the period confirmed by both Parties at party B’s own expenses. Party B shall be liable for the damages of Party A thus caused.

3.2	If there is any data security defect existing after the System has been checked and accepted by Party A, Party B shall be liable pursuant to the provision of data security responsibility in Article 7 of this Agreement.

4.	Technical Services

4.1	The way and the content of the technology service:

4.1.1	Party B shall provide Party A technical consulting services, including the regulation and organization of business procedures, and the regulation of the authority to access the System and position responsibility.

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English Translation

4.1.2	Party B shall provide Party A training assessment services, including training on the use of the System and training assessment system; which will be used as a basis for determining whether trainees are qualified for certain positions.

4.1.3	Party B shall provide Party A data services, including original data and methodology; provide data support for marketing purpose and business expansion; provide distant assistance for the completion of Party A’s database.

4.1.4	Party B shall resolve the System malfunction within 24 hours after receiving the notice during the course of normal use, except that the malfunction arises from the System defect which is defined in Article 3 of this Agreement.

4.1.5	Party A shall conduct training of installation, use, daily maintenance, bug detection to at least one person within seven days after the checking and acceptance. Party A shall at least designate one person to attend the training.

4.1.6	Both Parties shall conduct trainings set forth in Article 4.1.5 after the adjustment, upgrade and revision of the System.

5.	Intellectual Property and Source Code

5.1	The system is developed by Party B and both Parties have the right to use the System.

5.2	Party B owns the whole intellectual property rights and the right of authorship of the System.

5.3	Party B possesses all the source codes of the System.

6.	System’s Checking and Acceptance

6.1	System shall be delivered to Party A from Party B for checking and acceptance no later than [date]. In the event that Party B delays in delivery, it shall pay Party A liquidated damages equal to 1% of the contract price per day under this Agreement. In the event of a delay for over 30 days, Party A is entitled to reject acceptance.

6.2	System’s checking and acceptance can be conducted by either Party A or its designated institutions.

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English Translation

6.3	Party A shall appoint its employees to conduct checking and acceptance within seven days upon the delivery by Party B. Checking and acceptance shall be deemed to have been conducted by Party A if Party A fails to complete checking and acceptance within the seven-day period.

6.4	If the checking and acceptance delays or fails to pass, Party A can terminate this Agreement. Party B shall refund payments to Party A and compensate Party A for its losses.

7.	Responsibility of Data Security

7.1	Party B shall ensure the System’s data security of Party A in the course of designing and developing of the System. Responsibilities on system data security include but not limited to preventing illegal encroachment, preventing destruction of the System by computer virus, data recovery and back-up.

7.2	Party B shall not be exempted from its liability for any encroachment to the System resulting from its adopting a third party’s software or hardware in its plan of system data security design.

7.3	If there exists any data security defect after the System has been checked and accepted and such defect results in losses of Party A, within 24 hours upon the receipt of Party A’s notice, Party B shall unconditionally eliminate the impediment, recover the data and amend, upgrade or correct the data security system. Party A reserves the right to claim against Party B for compensation of any and all of its losses.

8.	Payment

8.1	Party A shall pay technical service fees to Party B for the use of the System and subsequent technical support and upgrading services.

8.2	Both Parties agree that the technical service fees under this Agreement is [ ] Yuan/per student per enrollment. Party B may charge such fees upon the acceptance of the System on [date]. The fee rate under this Agreement is an absolute amount for each enrollment; Party B has the right to adjust the fee upon written notice to Party A at any time for any reason. Party A shall accept the adjusted fee in accordance with the Party B’s written notice. If the fee rate is not confirmed, then the latest rate shall apply.

8.3	The calculation basis of fees (the number of enrollments) shall be provided by Party A, and Party B reserves the right to check the data provided by Party A.

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English Translation

8.4	Unless otherwise notified by Party B to Party A , the technical service fees under this Agreement shall be paid by Party A quarterly to the bank account designated by Party B, and Party B shall issue formal invoice to Party A.

8.5	Taxes and expenses arising out of the execution and implementation of this Agreement shall be borne by both Parties.

9.	Liability for Breach of Contract

9.1	In the event that Party A assigns the right to use the System provided hereunder to a third party without consent of Party B, Party B is entitled to request Party A to stop infringing acts and indemnify Party B and hold Party B harmless. Party A shall compensate twice of its profit generated from such infringement to Party B, Party B reserves its right to take any legal actions.

9.2	In the event that Party B breaches this Agreement and causes losses and damages to Party A’s teaching operation, Party B shall compensate Party A twice of its losses.

9.3	In the event that Party A fails to pay the fees provided under this Agreement to Party B in time, it shall pay to Party B liquidated damages equal to 0.05% of the overdue payment per day. When overdue for thirty (30) days, Party B shall have the right to terminate this Agreement.

10.	Term and Termination

10.1	The term of this Agreement shall be from [date] to [date], commencing from the date upon being stamped. Unless otherwise notified by Party B to Party A to terminate this Agreement, this Agreement shall be renewed automatically. The number of time and term of renewal shall be unlimited. Party B may terminate this Agreement unilaterally at any time. Without the consent of Party B, Party A shall not terminate this Agreement.

10.2	Any Party will be deemed breaching of contract if it fails to perform any obligation hereunder; the non-breaching party is entitled to issue a written notice of termination of this Agreement to the breaching party if the breach is not cured or remedied by the breaching party within sixty (60) business days upon the issuance of the written notice, and under such circumstance this Agreement may be terminated thereafter. If the breach is cured within sixty (60) business days upon the issuance of the written notice, this Agreement will remain effective.

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English Translation

11.	Dispute Resolution

11.1	The Parties shall use their best efforts in good faith to amicably settle any dispute arising out of the performance of this Agreement. If the Parties fail to reach a settlement Agreement, any party can submit the disputes to Beijing Arbitration Commission for arbitration in Beijing in accordance with its rules of arbitration in effect. The arbitral award shall be final and binding upon both Parties.

11.2	“Dispute” in this clause means the dispute to the formation, time of formation, interpretation, performance, default liability, and modification, assignment, termination and expiry of this Agreement.

12.	Miscellaneous

12.1	The Parties hereto may enter into supplemental contracts for the matters not mentioned herein through negotiation. Supplemental contracts shall have equal effect to this Agreement.

12.2	Any provision of this Agreement shall be deemed as severable in a jurisdiction where it conflicts to the laws in this jurisdiction. Any unenforceability of a provision in a jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.3	This Agreement together with the documents incorporated hereinto constitutes the full and entire understanding and Agreement among the Parties with regard to the subjects hereof and thereof. Except for those specifically set forth herein or therein, the Parties are not bound by any other conditions, provisions, warranties or representations.

12.4	Any amendments to this Agreement shall be made in written and shall become effect after the signing and stamping by authorized representatives of both Parties. Such amendments shall have the same effect as this Agreement.

12.5	The execution, validity, interpretation, performance, modification, termination and dispute resolution of this Agreement will be governed by PRC laws.

12.6	Party A shall not assign this Agreement, in part or in whole, to any third party without the prior consent of Party B.

12.7	A party’s failure to require the other party to fully and timely perform any provision of this Agreement shall not be deemed as its wavier to require the other party’s performance of this provision at any time thereafter.

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English Translation

12.8	If a force majeure event affects the performance of this Agreement, the affected party shall immediately notify the other Party by means of telegraph, fax or other electronic forms, and shall furnish within fifteen (15) days thereafter sufficient evidence of the occurrence of the force majeure event. According to impact of the force majeure event to the performance of this Agreement, the Parties shall determine whether to terminate this Agreement through negotiation, waive the performance responsibility in part, or postpone the performance.

12.9	Unless otherwise provided under this Agreement, a “day” means a calendar day, and a “business day” means the normal business day of commercial banks in China.

12.10	The annexes of this Agreement shall be considered as an integral part of this Agreement, and have the same effect as this Agreement.

12.11	This Agreement is executed in three originals with each party holding one and the third one being filed with Technology Market.

Each party has caused this Agreement to be effective from the date of [date]:

Party A: [Name of a subsidiary of New Oriental China]

Authorized representative (signature):	/s/ authorized signatory or seal

Party B: Beijing Joy Tend Technology Co. Ltd.

Authorized representative (signature):	/s/ authorized signatory or seal

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English Translation

Schedule of Material Differences

One or more subsidiaries of New Oriental China entered into New Enrollment System Development Service Agreement using this form. Pursuant to instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with schedule setting forth the material details in which the executed Agreements differ from this form:

Party A	Date of Effectiveness	Fee (per/enrollment)

Jilin Chuanying District New Oriental School	2/1/2013	RMB 30/enrollemnt

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